                                                                    EXHIBIT 99.1

              PRICELINE.COM TO RE-CONFIRM 2ND QUARTER 2002 GUIDANCE
                      AT GOLDMAN SACHS INTERNET CONFERENCE

     LAS VEGAS, Nev., May 22, 2002 . . . Priceline.com (Nasdaq: PCLN) announced that it intends to re-confirm its 2nd quarter 2002 financial guidance during a presentation this afternoon at the Goldman Sachs Internet Conference.

In his presentation, priceline.com Chairman and Chief Executive Officer Richard
S. Braddock will state that the Company continues to expect that 2nd quarter 2002 revenue will come in between $320 million and $350 million, which is the range given to analysts in priceline.com's 1st quarter 2002 conference call. Mr. Braddock also will say that priceline.com remains comfortable with its previously stated 2nd quarter pro forma EPS projections of between $0.03 and $0.05 per diluted share. For full-year 2002, Mr. Braddock will say that priceline.com remains comfortable with its previously stated pro forma EPS projections of $0.12 per diluted share. Pro forma EPS is stated before non-cash preferred stock dividends, stock-based compensation, option payroll taxes and restructuring charges.

A copy of Mr. Braddock's Goldman Sachs presentation is available for viewing on priceline.com's Web site, WWW.PRICELINE.COM, in the Investor Relations section.

ABOUT PRICELINE.COM

Priceline.com is the Internet service that offers products for sale in four categories: a travel service that offers airline tickets, hotel rooms, rental cars, cruises and vacation packages; a personal finance service that offers home mortgages, refinancing and home equity loans; an automotive service that offers new cars, and a telecommunications service that offers long distance calling services. Priceline.com licenses its business model to independent licensees, pricelinemortgage and certain international licensees.

                                       ###

For press information, contact:   Brian Ek 203-299-8167 (brian.ek@priceline.com)

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "targets," or "continue" reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of, among other things, terrorist attacks or hostilities; adverse changes in the Company's relationships with airlines and other product and service providers, including, without limitation, the withdrawal of providers from the priceline.com system; the effects of increased competition; systems-related failures and/or security breaches; the Company's ability to protect its intellectual property rights; losses by the Company and its licensees; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.